EXHIBIT 23.2

HALL ENERGY, INC.
OIL AND GAS CONSULTANTS
P.O. Box 218
Magnetic Springs, OH 43036
Office: 937-348-2275	fax: 937-348-2270

January 3, 2009

Mr. Gary J. Novinskie
President
Daleco Resources Corporation
17 Wilmont Mews, 5th Floor
West Chester, PA 19382

Re:     Letter of Consent

Dear Mr. Novinskie,

I hereby consent to the reference to Hall Energy, Inc., in the Daleco Resources Corporation's Annual Report on Form 10-KSB in the section entitled "Interest of Named Experts and Counsel". I also consent to the inclusion of information presented in our report pertaining to the potential quantities of industrial natural gas associated with the interests operated and/or controlled by DRI Operating Company, a wholly owned subsidiary of Daleco Resources Corporation, located in the states of Pennsylvania and West Virginia, and to the potential quantities of industrial natural gas and crude oil associated with the interests operated and/or controlled by Westlands Resources Corporation, a wholly owned subsidiary of Daleco Resources Corporation, located in the state of Texas.

Sincerely, Jon Hall, P.E. President